Exhibit 2.1

English translation for reference only

Dated December 14, 2016

NeoPhotonics Dongguan Co., Ltd.

NeoPhotonics (China) Co., Ltd.

and

 APAT Optoelectronics Components Co., Ltd.

ASSET PURCHASE AGREEMENT

CONTENTS

DEFINITIONS AND INTERPRETATION3

PURCHASE AND SALE OF ASSETS8

EXCLUDED ASSETS9

ASSUMED LIABILITIES10

LICENSE OF INTELLECTUAL PROPERTY RIGHTS10

PURCHASE PRICE AND PAYMENT11

PRE-CLOSING ARRANGEMENTS AND UNDERTAKINGS14

CLOSING16

POST-CLOSING ARRANGEMENTS AND UNDERTAKINGS17

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS18

LIABILITY FOR BREACH OF AGREEMENT22

TERMINATION22

PAYMENT OF FEES24

CONFIDENTIALITY24

GOVERNING LAW AND DISPUTE RESOLUTION24

OTHER PROVISIONS25

APPENDIX I - XIV*Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) was entered into by and among the following parties in Shenzhen, China on December 14, 2016:

NeoPhotonics Dongguan Co., Ltd., a wholly foreign owned enterprise incorporated under the laws of China with its registered address at Section B of B9, Conrad High-Tech Park, South Section of Chang Nan Road, Shangsha Village, Zhen’an, Chang’An Town, Dongguan City, Guangdong Province 523850, China and its legal representative being Chi Yue Cheung (“Neo Dongguan”);

NeoPhotonics (China) Co., Ltd., a wholly foreign owned enterprise incorporated under the laws of China with its registered address at NeoPhotonics Building, 8 Keji South 12th Road, South Hi-Tech Industry Park, Shenzhen 518057, China and its legal representative being Timothy Storrs Jenks (“Neo Shenzhen,” together with Neo Dongguan, the “Sellers”); and

APAT Optoelectronics Components Co., Ltd., a limited liability company incorporated under the laws of China with its registered address at Room 1503, Unit 2, COFCO Business Garden, Second Liuxian Road, Bao’an District, Shenzhen, China and its legal representative being Mr. GAO Yong (the “Purchaser”).

The Sellers and the Purchaser are hereinafter referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS:

(1)	Neo Dongguan and Neo Shenzhen are Affiliates of each other as presented in Appendix IX;
(2)	The Sellers are engaged in, among others, the business of manufacturing and selling Relevant Products (as defined below) (the “Relevant Business”); and
(3)

The Sellers desire to sell and assign certain of their assets and liabilities used in or related to the Relevant Business to the Purchaser, and the Purchaser desires to purchase from the Sellers such assets and to assume such liabilities, upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, after equal and friendly negotiation, the Parties agree as follows in respect of the asset purchase matter.

Article 1	DEFINITIONS AND INTERPRETATION
1.1	Definitions.

In this Agreement, the following capitalized terms shall have the meanings set forth below.

“Active Product Codes” mean the codes of products which have been shipped within the twelve (12)-month period immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.  For the purposes of this definition, a Person shall be deemed to control another Person if it possesses the power to direct or cause the direction of the management or policies of that Person, by contract or otherwise.

“Affiliate Placed POs” have the meaning ascribed to it in Article 4.1.

“Agreement” means this Asset Purchase Agreement.

“Assumed Liabilities”  have the meaning ascribed to it in Article 4.1.

“Book Value of Inventories” has the meaning ascribed to it in Article 6.2.

“Break Fee”  has the meaning ascribed to it in Article 12.1(f).

“Business Day” means any day (except Saturday, Sunday and public holidays) that banks in Shenzhen, China, Hong Kong and New York, the United States of America are open for business as required by applicable law or the relevant government authorities.

“China” or “PRC” means the People’s Republic of China, and for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan region.

“CIS” means the Commonwealth of Independent States.

“Closing” means the consummation of the asset purchase transaction contemplated hereunder after the various closing conditions provided herein have been satisfied (or waived by the relevant Party).

“Closing Date”  has the meaning ascribed to it in Article 8.1 of this Agreement.

“CMI” means Cebu Manufacturing, Inc.

“Confidential Information” means all information of a business, technological or proprietary nature that is disclosed to a Party by the other Party (directly or indirectly in writing, orally or otherwise) before or after the date of this Agreement, including but not being limited to information related to or embedded in software, and any information related to proprietary technology, trade secrets, manufacturing, marketing or business plans or finance or personnel, current or future products, sales, supplies, customers, employees, investors or business operation.  This Agreement and its content are Confidential Information.  Confidential Information does not include: (A) information that has been legally made public at the time of disclosure by the disclosing Party; (B) information that has been or is being disclosed not due to the breach by the receiving Party of its confidentiality obligations under this Agreement; (C) information that is already possessed by the receiving Party before such information was disclosed by the disclosing Party; (D) information that the receiving Party acquired from a third party where such third party is not subject to confidentiality obligations; and (E)  information that is independently developed by the receiving Party.

“Contractor” means, with respect to a Party, any Person engaged by such Party to perform a service for or on behalf of such Party including without limitation reselling, developing, designing, manufacturing, selling, testing, importing, exporting, distributing, maintaining or producing any products, as well as support or any other similar service with respect to products or services that are sold or licensed by a Party, which, for the avoidance of doubt, includes without limitation OEMs, distributors and resellers.

“Declining Party” has the meaning ascribed to it in Article 12.1 (f).

“End User” means an individual Person or customer limited to the extent such Person or customer uses any products or services of a Party (or any of its Affiliates).

“Excluded Assets”  have the meaning ascribed to it in Article 3.1 of this Agreement.

“Excluded Liabilities”  have the meaning ascribed to it in Article 4.2.

“Forecasted Gross Profit” has the meaning ascribed to it in Article 6.3(d).

“Forecasted Revenue” has the meaning ascribed to it in Article 6.3(c)

“Force Majeure” means an event that is beyond the reasonable control of and not foreseeable or unavoidable even if foreseeable by the Parties of this Agreement, and such event prevents any Party from performing or affects or causes delay in its performance of all or part of its obligations hereunder.  Force Majeure events include but are not limited to earthquakes, typhoons, floods, fire or other natural disasters, wars, riots, strikes or any other similar events.

“Guarantee” has the meaning of the attachment as Appendix XIV.

“Gross Profit” means revenue less cost of sales.  For the purposes of this Agreement, cost of sales shall be recorded in accordance with the US GAAP, and shall include all direct and indirect manufacturing costs and expenses associated with the operations and assets required to operate the business in the Performance Measurement Period on the same calculating basis as applied by the Sellers’ Group in preparing the Profit and Loss Statement of the Sellers covering the fiscal period from 2013 to 2017 as in the attached Appendix XI.  Such costs and expenses shall include payroll, benefits, other compensation, outside services, expensed tools and equipment, facility costs, depreciation and amortization, and logistics expenses.

“Loan/Promissory Note” means a note signed by both Parties which will be a loan from Sellers to Puchaser on the terms as outlined in Appendix XIII to occur under the circumstances as defined in Article 6.1.

“Material Adverse Effect” means an event or change which may cause a serious deterioration in the financial or operation status of the Purchased PRC Assets or the Relevant Business, and has resulted in or, based on reasonable estimation, may result in the net asset value of the Purchased PRC Assets as at the Closing Date reducing by 20% or more compared to the net asset value of the same recorded in the financial statements for the twelve (12)-month period ending on September 30, 2016.

“Material Deviation”  has the meaning ascribed to it in Article 12.2.

“Major Suppliers” mean the major suppliers set forth in Appendix VIII.

“Measured Gross Profit” is the sum of (i) Gross Profit generated from the Relevant Business in the first five months of 2017, plus (ii) the average between (x) the monthly average Gross Profit of the Relevant Business in the first five months of 2017 and (y) the Gross Profit generated from the Relevant Business in the month of June 2017.

“Measured Revenue” is the sum of (i) revenue generated from the Relevant Business in the first five months of 2017, plus (ii) the average between (x) the monthly average revenue of the Relevant Business in the first five months of 2017 and (y) the revenue generated from the Relevant Business in the month of June 2017.

“Measured Value of Inventories” has the meaning ascribed to it in Article 6.2.

“Name List of Transferred Employees” has the meaning ascribed to it in Article 7.5.

“Neo Dongguan” has the meaning ascribed to it in the preamble section of this Agreement.

“Neo Shenzhen” has the meaning ascribed to it in the preamble section of this Agreement.

“Non-cancellable Affiliate Placed POs ” have the meaning ascribed to it in the Article 4.1.

“Non-PRC Inventories” mean the inventories which are owned by the Sellers’ non-PRC Affiliate(s) and currently in the possession of CMI or located at a vendor-managed inventory location as set out in Appendix III.

“Party” or “Parties” have the meaning ascribed to it in the preamble section of this Agreement.

“Patent Assignment Registration Date” has the meaning ascribed to it in Article 2.2 of this Agreement.

“Performance Measurement Period” means the first six (6) months of 2017.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust, unincorporated organization, governmental authority or any other entity.

“Phase One Due Diligence” means a preliminary due diligence against the Sellers, the Purchased PRC assets, the Purchased Non-PRC Assets, the Assumed Liabilities and the Relevant Business conducted by the Purchaser before the signing of this Agreement.

“Phase Two Due Diligence” means further due diligence against the Sellers, the Purchased PRC assets, the Purchased Non-PRC Assets, the Assumed Liabilities and the Relevant Business  conducted by the Purchaser between the signing of this Agreement and the Closing.

“Purchase Price” has the meaning ascribed to it in Article 6.1 of this Agreement.

“Purchased Non-PRC Assets” mean the Non-PRC Inventories and fixed assets which are owned by the Sellers’ non-PRC Affiliate(s) and currently in the possession of CMI.

“Purchased PRC Assets” have the meaning ascribed to it in Article 2.1 and as listed on Appendix II.

“Purchased Business Records” mean the production, operation, inventory, financial, legal, personnel, customer, sales and marketing records which are relevant to the operation of the Relevant Business as set out in Section 3 of Appendix II.

“Purchased Inventories” mean the raw materials, components, goods-in-progress, finished products, replacements, substitutes, spare parts, supplies and packaging materials which are relevant to the operation of the Relevant Business as set out in Section 2 of Appendix II.  The Purchased Inventories do not include the Non-PRC Inventories.

“Purchased Manufacturing Equipment” means the equipment set out in Section 1 of Appendix II, which the Parties acknowledge include the equipment and machines that are required to sustain and maintain the normal operation of the Relevant Business after Closing in a manner consistent with past practice, in particular, the three production lines of the R&D center in Neo Shenzhen.

“Purchased IP” means the Purchased Patents and any other technology, R&D data, software, design and processing directly related to the Relevant Products.

“Purchased Patents” mean the patents and patent applications set out in part 1 of Appendix IV, which the Parties acknowledge include  the patents, patent applications and patent rights required for and relevant to the operation of the Relevant Business.

“Purchaser” has the meaning ascribed to it in the preamble section of this Agreement.

“Relevant Business”  has the meaning ascribed to it in the Recitals of this Agreement.

“Relevant Products” mean the products set out in Appendix I.

“Requesting Party” has the meaning ascribed to it in Article 12.1(f).

“Restricted Countries” mean Syria, Sudan, Iran, Cuba and North Korea.

“Reward” has the meaning given to it in Article 6.4.

“Selected Customers” mean Huawei Technologies Co., Ltd., Nokia Corporation, Cisco Systems, Inc and Ericsson AB.

“Selected Distributors” mean OKI Electric Industry Co., Ltd. and Mitsubishi.

“Sellers” have the meaning ascribed to it in the preamble section of this Agreement.

“SIPO” means the State Intellectual Property Office of the PRC.

“Termination Date” has the meaning ascribed to it in Article 12.1(f).

“TSA” have the meaning ascribed to it in Article 9.2.

“ US GAAP” means the accounting rules used in United States of America to organize, present, and report financial statements for a company.

“VAT Amount” means the amount in RMB of the value added tax payable in respect of the Purchase Price as provided by the Sellers to the Purchaser as indicated in the VAT Invoice.

“VAT Invoice” has the meaning ascribed to it in Article 6.1.

1.2	Interpretation.
(a)

References to “days” mean calendar days.  If, however, an action or obligation is due to be undertaken by or on a day other than a Business Day, then that action or obligation will be deemed to be due on the next following Business Day.

(b)	References to provisions or appendixes mean relevant provisions or appendixes of this Agreement.
(c)	All appendixes attached hereto and referred to herein are integral parts of this Agreement and shall have the same effect as the main body of this Agreement.
Article 2	PURCHASE AND SALE OF ASSETS
2.1

Subject to the terms and conditions of this Agreement, the Sellers agree to sell and assign to the Purchaser, and the Purchaser agrees to purchase from the Sellers and undertake, effective as of the Closing Date:

(a)	the Purchased Manufacturing Equipment;
(b)	the Purchased Inventories;
(c)	the Purchased Business Records;
(d)	the Purchased IP (provided that the sale and assignment of the Purchased Patents shall be made pursuant to the provisions of Article 2.2 below);

(collectively the “Purchased PRC Assets”)

(e)	subject to the provisions of Article 4.1, the Assumed Liabilities; and
(f)	subject to the provisions of Article 7.6, the Purchased Non-PRC Assets.

The Parties acknowledge that all assets and properties that are required for the normal production of the Relevant Products and/or operation of the Relevant Business have been included in the scope as set forth in this Article 2.1.

6.1

Subject to the terms and conditions of this Agreement, the Sellers agree to sell and assign to the Purchaser the rights, title and interest that they possess and have the right to transfer in, to and under the Purchased Patents.  The Parties acknowledge and agree that the assignment of the Purchased Patents contemplated by this Article 2.2 shall take effect as of the day when such assignment has been registered with SIPO (the “Patent Assignment Registration Date”).

6.2

From the Closing Date, the Purchaser or its non-PRC entity designated by the Purchaser (as applicable) shall become the legal owner of the Purchased PRC Assets and the Purchased Non-PRC Assets and it shall enjoy all the rights and assume all the obligations and liabilities related to the Purchased PRC Assets and the Purchased Non-PRC Assets, while the Sellers or their non-PRC Affiliates (as applicable) shall no longer enjoy any rights or undertake any obligations or liabilities related to the Purchased PRC Assets and the Purchased Non-PRC Assets except as otherwise provided herein.

6.3

From the Patent Assignment Registration Date, the Purchaser shall become the legal owner of the Purchased Patents and it shall enjoy all the rights and assume all the obligations and liabilities related to the Purchased Patents, while the Sellers shall no longer enjoy any rights or undertake any obligations or liabilities related to the Purchased Patents, except as otherwise provided herein.

6.4

From the Closing Date, the Purchaser shall assume and become directly and solely responsible for the payment or discharge of the Assumed Liabilities, while Sellers shall no longer be responsible for any Assumed Liabilities.  For the avoidance of doubt, the provisions of this Article 2.5 shall have no prejudice to the rights and obligations of the Parties under the TSA.

6.5

As the consideration for the Purchased PRC Assets, the Purchased Non-PRC Assets and the Assumed Liabilities, the Purchaser agrees to pay the Purchase Price to the Sellers in the manner as required in Article 6 of this Agreement.

Article 3	EXCLUDED ASSETS
3.1

Except the Purchased PRC Assets, all other assets of the Sellers are not part of the Purchased PRC Assets (hereinafter referred to as “Excluded Assets”).  For the avoidance of doubt, Excluded Assets include but are not limited to:

(a)	any cash or cash equivalents of the Sellers;
(b)	any accounts receivable of the Sellers;
(c)	any prepayments of the Sellers;
(d)	any chops, accounting books and financial records of the Sellers;
(e)	any employee benefit schemes of the Sellers and all interests thereunder;
(f)	any interests of the Sellers arising from the asset purchase transaction contemplated hereunder;

(g)	any insurance policies purchased by the Sellers and the interests thereunder, except as otherwise stated in this Agreement;
(h)	any tax refunds and tax deductions relating to a tax period before Closing; and
(i)	any Seller’s patents and other intellectual property rights not listed in Appendix IV.
Article 4	ASSUMED LIABILITIES
4.1	In this Agreement, Assumed Liabilities refer to all obligations and liabilities as set out in Appendix V (subject to the provisions in the following paragraph).

The Parties acknowledge that the obligations and liabilities set out in Appendix V include certain purchase orders placed by Affiliates of the Sellers before the date of this Agreement or the Closing Date (as applicable) for purchase of raw materials needed for the Relevant Business (the “Affiliate Placed POs”).  The Parties agree that relevant Affiliates of the Sellers may, subject to the consent of relevant suppliers of such purchase orders, cancel the Affiliate Placed POs before the Closing Date.  The Affiliate Placed POs so cancelled shall not be parts of the Assumed Liabilities; instead, they shall be parts of the Excluded Liabilities.  The Parties further agree that those Affiliate Placed POs that are not or cannot be cancelled by relevant Affiliates of the Sellers (“Non-cancellable Affiliate Placed POs”) before the Closing Date due to whatever reasons shall be parts of the Assumed Liabilities.  In respect of the Non-cancellable Affiliate Placed POs, relevant Affiliates of the Sellers shall transfer the underlying raw materials to the Purchaser, and the Purchaser shall, in return, pay such relevant Affiliates of the Sellers an amount equal to the price of the underlying raw materials as provided in the Non-cancellable Affiliate Placed POs plus all applicable taxes and expenses in relation to such transfer.

4.2

For the avoidance of doubt, except the obligations and liabilities expressly specified as the Assumed Liabilities in Article 4.1 above, all other obligations and liabilities of the Sellers are not part of the Assumed Liabilities (hereinafter referred to as “Excluded Liabilities”) and shall continue being assumed by the Sellers.

Article 5	LICENSE OF INTELLECTUAL PROPERTY RIGHTS
5.1

Subject to the terms and conditions of this Agreement, effective as of the Patent Assignment Registration Date, the Purchaser agrees to grant to each of the Sellers a royalty-free, non-exclusive, non-transferrable (except as set forth in Article 5.2), non-sublicensable (except as set forth in Article 5.3), perpetual, irrevocable and worldwide license under the Purchased Patents to develop, copy, modify, distribute (through multiple tiers of distribution to customers and End Users), publicly display, publicly perform, make derivative works of, make, have made, use, offer for sale, sell, have sold, export, import and otherwise exploit products and services or portions thereof and otherwise exploit all rights under the Purchased Patents in connection with their respective businesses relevant to the Purchased Patents.

5.2

The Purchaser agrees that each of the Sellers may, without the consent of the Purchaser, assign its rights under Article 5.1 and its obligations in connection with the license of Purchased Patents contemplated by Article 5.1, in whole or in part to any of its Affiliates.

5.3

The licenses granted in Article 5.1 include the right to grant sublicenses (commensurate with the scope of such licenses) solely to each Seller’s (i) Affiliates, but solely for as long as any such Affiliate remains an affiliate of the Seller, and with the right to further sublicense as set forth in clause (ii) below, and (ii) Contractors; provided that each sublicensee shall be bound in writing to confidentiality obligations at least as strict as those set forth in this Agreement and the sublicensing Party shall be liable for any breach of such confidentiality obligations by any such sublicensee.

Article 6	PURCHASE PRICE AND PAYMENT
6.1

Purchase Price.  The Parties agree that the aggregate purchase price of the Purchased PRC Assets, the Purchased Non-PRC Assets and the Assumed Liabilities shall be US$25,000,000 (the “Purchase Price”) (including the purchase of the Purchased Non-PRC Assets as contemplated in Article 7.6 in the amount of US$5,596,882), of which (i) US$19,403,118 is payable by the Purchaser to the account designated by the Sellers in RMB equivalent in a lump sum (without prejudice to the deduction of the Break Fee from the escrow account of the Purchaser pursuant to the Article 12.1(f)) on the Closing Date, and (ii) US$5,596,882 is payable by the Purchaser or its non-PRC Affiliate to another bank account in Hong Kong designated by the Sellers (with consent of their Affiliate(s) which is the owner of the Purchased Non-PRC Assets) in US dollars on the Closing Date as the consideration for transfer of the Purchased Non-PRC Assets.  With respect to the consideration of the Purchased Non-PRC Assets, the Purchaser shall first secure sufficient funds to be paid in US dollars for the transfer of such assets to the bank account as designated by the Sellers using its own resources or via a bank loan.  However, if the Purchaser has endeavoured but still failed to obtain sufficient funds to be paid in US dollars for the transfer of the Purchased Non-PRC Assets,  the Sellers and the Purchaser agree to cause their respective non-PRC Affiliates to enter into a loan or promissory note agreement with respect to the shortfall amount on terms same as or substantially similar to those as set out in Appendix XIII.

The Parties further agree that the Purchase Price shall be subject to the post-closing adjustments as provided in Articles 6.2 to 6.4.

In addition to the Purchase Price, the Purchaser shall pay the Sellers (or an entity designated by the Sellers) the VAT Amount within four (4) calendar days of provision by the Sellers of  relevant documentation evidencing the value-added tax amount paid to relevant tax authorities of the PRC or other relevant jurisdictions (the “VAT Invoice”).

The exchange rate between US dollars and RMB shall refer to the average mid-rate exchange rate for the twenty (20) Business Days prior to the Closing Date published by Citibank Hong Kong on its official website.

6.2

Post-closing Purchase Price adjustment based on count of inventories.  The Purchaser shall complete its own count of inventories within fifteen (15) calendar days after the Closing Date.  Using the inventory standard costs as of September 30, 2016, applied to the Purchaser’s physical count of the Purchased Inventories and the Non-PRC Inventories (the “Measured Value of Inventories”), if the Measured Value of Inventories is lower than the book value of the Purchased Inventories and the Non-PRC Inventories, i.e., US$ 17,399,827 as reflected in the

Profit and Loss Statement covering the fiscal period 2013 to 2017 as provided in the Appendix XI, at standard cost (the “Book Value of Inventories”) and the Sellers do not dispute the Measured Value of Inventories, the Sellers shall, at the written request of the Purchaser, refund the difference in a purchase price adjustment, between the Measured Value of Inventories and the Book Value of Inventories to the Purchaser within the later of fifteen (15) Business Days after their receipt of the written request from the Purchaser or fifteen (15) Business Days after the Measured Value of Inventories has been finally determined by the third party auditor in accordance with the following sentence.  If the Sellers dispute the Measured Value of Inventories and the Parties cannot resolve the dispute between themselves, the Parties agree to retain a third party auditor (whose fees shall be equally undertaken by the Parties) reasonably acceptable to both Parties to review and determine the Measured Value of Inventories, and the Measured Value of Inventories determined by such auditor shall be final and binding on the Parties.

6.3	Purchase Price adjustment based on Sellers’ warranties provided in the (a)-(d) of this Article 6.3 below.
(a)

The Sellers warrant that the Purchaser will be designated as an approved vendor for all Selected Customers of at least 70% of the Active Product Codes for the Relevant Products being acquired from the Sellers by the Selected Customers within six (6) months after the Closing Date.  In the event that the Purchaser is not designated as an approved vendor of the Selected Customers for at least 70% of the Active Product Codes as provided in the above within such six (6)-month period, the Sellers shall, at the written request of the Purchaser, refund a corresponding portion of the Purchased Price to the Purchaser as provided in Appendix X within fifteen (15) Business Days after the above-referenced six-month period (or any extension thereof as agreed by the Parties).  The warranty provided in this Article 6.3(a) shall expire in respect of a Selected Customer immediately after the Purchaser has been notified that it has been added to the list of approved vendor for relevant product codes of the Relevant Products being acquired by such Selected Customer.  The Sellers also agree to make best efforts to cause the Purchaser to be designated as an approved vendor for all Selected Customers of the remaining 30% of the Active Product Codes during the calendar year of 2016 and all product codes during the calendar year of 2014 and 2015.

(b)

The Sellers warrant to the Purchaser that the Sellers will introduce the Purchaser to Selected Distributors for the purposes of facilitating the Purchaser’s support of Japanese customers.  If the Sellers fail to provide such introduction within six (6) months after the Closing Date, the Sellers shall, at the written request of the Purchaser, refund the RMB equivalent of US$500,000 (at the exchange rate provided in Article 6.1) of the Purchase Price to the Purchaser within fifteen (15) Business Days after the above-referenced six-month period (or any extension thereof as agreed by the Parties).

(c)

The Sellers warrant to the Purchaser that the revenue to be generated from the Relevant Business during the Performance Measurement Period as verified by the Purchaser’s auditor in accordance with a manner consistent with the US GAAP, will be such that the Measured Revenue will be at least 70% of the forecasted revenue of the Relevant Business for the same period as set forth in Appendix XI (the “Forecasted Revenue”).  In the event that Measured Revenue is below 70% of the Forecasted Revenue, the Sellers shall, at the written request of the Purchaser, refund the RMB equivalent of US$1,500,000 (at the exchange rate provided in Article 6.1) of the Purchase Price to the Purchaser within the later of fifteen (15) Business Days after their receipt of the written request from the Purchaser or fifteen (15) Business Days after the amount of the Measured Revenue has been finally determined by the third party auditor in accordance with the following sentence; provided that before making such refunding, the Sellers shall have the right to verify the calculation of the Measured Revenue for the purposes of this Article 6.3(c).  If the amount of the Measured Revenue as verified by the Purchaser’s auditor is different from the amount of the Measured Revenue as verified by the Sellers, and the Parties cannot resolve the dispute among themselves, the Parties agree to retain a third party auditor (whose fees shall be equally undertaken by the Parties) reasonably acceptable to all Parties to review and determine the amount of the Measured Revenue, and the amount of the Measured Revenue determined by such auditor shall be final and binding on the Parties.

(d)

The Sellers warrant to the Purchaser that the Gross Profit (as defined below) of the Relevant Business during the Performance Measurement Period as verified by the Purchaser’s auditor in accordance with a manner consistent with the USGAAP will be such that the Measured Gross Profit will be at least 70% of the value provided in the forecasted Gross Profit for the same period as set forth in Appendix XI (the “Forecasted Gross Profit”).  In the event that the Measured Gross Profit is below 70% of the Forecasted Gross Profit, the Sellers shall, at the written request of the Purchaser, refund the RMB equivalent of US$2,500,000 (at the exchange rate provided in Article 6.1) of the Purchase Price to the Purchaser within the later of fifteen (15) Business Days after their receipt of the written request from the Purchaser or fifteen (15) Business Days after the amount of the Measured Gross Profit has been finally determined by the third party auditor in accordance with the following sentence; provided that before making such refunding, the Sellers shall have the right to verify the calculation of the Measured Gross Profit for the purposes of this Article 6.3(d).  If the amount of the Measured Gross Profit as verified by the Purchaser’s auditor is different from the amount of the Measured Gross Profit as verified by the Sellers,  and the Parties cannot resolve the dispute among themselves, the Parties agree to retain a third party auditor (whose fees shall be equally undertaken by the Parties) reasonably acceptable to all Parties to review and determine the amount of the Measured Gross Profit, and the amount of the Measured Gross Profit determined by such auditor shall be final and binding on the Parties.

4.1	Purchase Price adjustment based on performance.

If the Measured Gross Profit of the Relevant Business during the Performance Measurement Period as calculated in accordance with Article 6.3(d) is greater than 70% of the Forecasted Gross Profit, the Purchaser shall, at the written request of the Sellers, pay the Sellers an additional amount of cash (the “Reward”), which shall be calculated progressively based on the following formula, within the later of fifteen (15) Business Days after its receipt of the written request from the Sellers or fifteen (15) Business Days after the amount of the Measured Gross Profit has been finally determined by the third party auditor in accordance with Article 6.3(d):

(a)	If the Measured Gross Profit is greater than 70% but less than or equal to 80% of the Forecasted Gross Profit, then:

Reward payable by the Purchaser to the Sellers = (Measured Gross Profit– 70% of Forecasted Gross Profit) × 10%

(b)	If the Measured Gross Profit is greater than 80% and less than or equal to 90% of the Forecasted Gross Profit, then:

Reward payable by the Purchaser to the Sellers = (80% of Forecasted Gross Profit – 70% of Forecasted Gross Profit) × 10% + (Amount of Measured Gross Profit– 80% of Forecasted Gross Profit) × 30%

(c)	If the Measured Gross Profit is greater than 90% and less than or equal to 100% of the Forecasted Gross Profit, then:

Reward payable by the Purchaser to the Sellers = (80% of Forecasted Gross Profit – 70% of Forecasted Gross Profit) × 10% + (90% of Forecasted Gross Profit – 80% of Forecasted Gross Profit) × 30% + (Amount of Measured Gross Profit– 90% of Forecasted Gross Profit) × 60%

(d)	If the Measured Gross Profit is greater than 100% of the Forecasted Gross Profit, then:

Reward payable by the Purchaser to the Sellers = (80% of Forecasted Gross Profit – 70% of Forecasted Gross Profit) × 10% + (90% of Forecasted Gross Profit – 80% of Forecasted Gross Profit) × 30% + (100% of Forecasted Gross Profit – 90% of Forecasted Gross Profit) × 60% + (Amount of Measured Gross Profit - Forecasted Gross Profit) × 100%

The Parties agree to discuss separately the mechanism for the payment of the Reward in a cost efficient manner reasonable for all Parties.

Article 7	PRE-CLOSING ARRANGEMENTS AND UNDERTAKINGS
7.1

From the date of this Agreement until the Closing Date, the Sellers shall afford duly authorized representative(s) of the Purchaser reasonable access during normal business hours, and without unreasonable interruption of the normal business activities of the Sellers, to the Purchased PRC Assets and all information and materials related to the Purchased PRC Assets    held by the Sellers, except those information and materials that, in the Sellers’ opinion, should not be disclosed to the Purchaser in accordance with the provisions of relevant laws or contracts (provided that in such case the Sellers shall provide the Purchaser with a general description of the concerned information and materials and the basis of such disclosure restriction).

7.2

From the date of this Agreement until the Closing Date, the Sellers shall hold the Purchased PRC Assets and conduct the Relevant Business in the ordinary and usual course of business, and in particular, it shall, in the ordinary and usual course of business and in normal practice, : (A) keep substantially intact its relationships with its suppliers, customers, employees, creditors, and others having business dealings with it in respect of the Relevant Business, and renew relevant contracts in the ordinary and usual course of business and in normal practice when they expire (including renewal through participating in the bidding process requested by relevant suppliers and clients); (B) maintain in full force and effect its existing policies of insurance which are directly related to the Purchased PRC Assets; (C) continue performing its obligations under contracts or commitments related to the Relevant Business; (D) purchase inventories, collect accounts receivable and pay accounts payable related to the Relevant Business; (E) continue using the same accounting methods, principals and financial processing methods; (F) continue to keep the validity of relevant intellectual property license contracts (if any) in the ordinary and usual course of business and in normal practice; and (G) continue to make all the investments and capital expenditures (including but not being limited to capital expenditures necessary for operation and maintenance, research and development expenses, etc.) provided in the annual budget for the year of 2016.

7.3

From the date of this Agreement until the Closing Date, the Sellers shall use commercially reasonable efforts to obtain the consents or approvals of all third parties whose consents or approvals are required for the sale of the Purchased PRC Assets to the Purchaser.    Notwithstanding the foregoing, the Parties acknowledge and agree that the Sellers’ sale of the Purchased PRC Assets to the Purchaser under this Agreement does not require the approval by the Sellers’ governmental approval authorities.

7.4

From the date of this Agreement until the Closing Date, the Parties may make public announcements concerning the transaction contemplated by this Agreement upon having consulted with and having received the consent of the other Parties, such consent shall not be unreasonably withheld.  The Parties agree that public announcements will comply with Appendix XII.  Notwithstanding the foregoing, each Party and its Affiliates are allowed to make announcements that may be required by their local laws and rules of applicable securities exchange without the need to get the consent of the other Parties.

7.5

From the date of this Agreement until the Closing Date, the Sellers shall provide the Purchaser with all information about the employees and workers (including fulltime employees and part-time workers) related to the Relevant Business.  Appendix VI sets forth the key employees of the Sellers.  The Sellers shall negotiate with the Purchaser to determine a name list of the employees to be transferred to the Purchaser (the “Name List of Transferred Employees”), with such list representing at least 50% of the employees listed in Appendix VI.  The Purchaser will negotiate with each of the employees on the Name List of Transferred Employees and both Parties will use commercially reasonable efforts to procure that such employees agree to terminate their employment contracts with the Sellers after the term of the TSA and enter into new employment contracts with the Purchaser.  Severance payments related to the employees to be transferred at the end of the term of the TSA to the Purchaser shall be paid by the Sellers.  At Closing, the Purchaser agrees to guarantee employment offers to all of the employees listed on the Name List of Transferred Employees to be effective at the end of the term of the TSA.  The salary, bonuses and other benefits to be provided in such employment contracts shall be subject to further negotiation between Purchaser and the Name List of Transferred Employees and will include a retention pool to be created by Purchaser calculated at 20% of base salary paid to such employees on the Name List of Transferred Employees who are selected by the Purchaser.

7.6

During the period between the date of the Agreement and the Closing Date, the Sellers shall cause their Affiliate(s) which is the owner(s) of the Purchased Non-PRC Assets to transfer the ownership of the Purchased Non-PRC Assets to the Purchaser’s designated non-PRC entity on the Closing Date for a consideration of US$5,596,882.

Article 8	CLOSING
8.1

Subject to the satisfaction (or waiver by the relevant Party) of all the conditions precedent of Closing provided in Articles 8.2 and 8.3 of this Agreement, the Closing of the asset purchase transaction contemplated by this Agreement shall occur on January 3, 2017 or such other date as otherwise agreed by the Parties in writing (the “Closing Date”) at the office of Neo Dongguan and/or Neo Shenzhen or such other place as otherwise agreed by the Parties in writing.

8.2	Conditions precedent for completion of the Closing by the Sellers. The obligation of the Sellers to complete the Closing is subject to the Purchaser’s completion of the following conditions:
(a)

The representations, warranties and undertakings made by the Purchaser in Article 10.2 of this Agreement shall be true, accurate and complete in all material respects as of the date of this Agreement and as of the Closing Date;

(b)

The Purchaser shall have substantially performed and complied with the obligations and undertakings required by Article 7 of this Agreement to be performed or satisfied by the Purchaser before the Closing;

(c)	The Purchaser shall have taken all corporate and other proceedings or actions necessary to be taken by it for the Closing;
(d)	The Purchaser agrees that there has been no change in the Guarantee provided in Appendix XIV and such guarantee is still effective as of the Closing Date; and
(e)	There shall not have been issued any injunction or similar legal order prohibiting or restricting the completion of the asset purchase transaction contemplated by this Agreement.
5.1	Conditions precedent for completion of the Closing by the Purchaser. The obligation of the Purchaser to complete the Closing is subject to the Sellers’ completion of the following conditions:
(a)

The representations, warranties and undertakings made by the Sellers in Articles 10.1 of this Agreement shall be true, accurate and complete in all material respects as of the date of this Agreement and as of the Closing Date;

(b)	The Sellers shall have substantially performed and complied with the obligations and undertakings required by Article 7 of this Agreement to be performed or satisfied by them before the Closing;

(c)	The Sellers shall have taken all corporate and other proceedings or actions necessary to be taken by them for the Closing;
(d)

The Sellers will procure CMI to enter into a contract with the Purchaser on terms which are substantially similar to (or with a reasonable variation to the terms that are reasonably acceptable to the Purchaser) the existing contract between the Sellers (or their Affiliates) and CMI, and such contract will be effective on the Closing;

(e)	There shall not have been issued any injunction or similar legal order prohibiting or restricting the completion of the asset purchase transaction contemplated by this Agreement; and
(f)

The Sellers are unaware of any occurrence of any other event or circumstance that may have a Material Adverse Effect on the Purchased PRC Assets or the Relevant Business during the period between the date of this Agreement and the Closing Date.

6.1

The Parties agree that from the date of this Agreement until the Closing Date, they will co-operate with each other and use commercially reasonable efforts to procure the satisfaction of all Closing conditions set out in Articles 8.2 and 8.3 of this Agreement.

Article 9	POST-CLOSING ARRANGEMENTS AND UNDERTAKINGS
9.1

Immediately (but in no event later than five (5) Business Days) after the Closing Date, the Sellers shall procure that the insurers of the insurance policies in respect of the Purchased PRC Assets which the Sellers maintained prior to the Closing Date agree to amend such insurance policies so that the Purchaser will become the policy holder and beneficiary of such policies.

9.2	On the same date of this Agreement, the Parties shall enter into a Transitional Period Service Agreement (“TSA”) in the form as set forth in Appendix VII hereto.
9.3

Product warranty and service arrangement.  Prior to the Closing Date, the Parties shall enter into a product warranty and service agreement in a form to be agreed upon between the Parties prior to Closing Date under which  (i) all the warranty related services for the Relevant Products sold by the Sellers before the Closing Date and the Purchased Inventories shall be borne by the Sellers solely, regardless of whether the claims of the product quality occur before or  after the Closing Date; (ii) all the warranty related services for the Relevant Products made by the Purchaser during the term of the TSA shall be borne by the Purchaser and the Purchaser shall indemnify and hold harmless the Sellers for any product warranty claims,  save for any epidemic failure claims by customers for the Relevant Products made during the term of the TSA which shall be the sole liability of the Sellers.  In such a case the Sellers shall indemnify and hold harmless the Purchaser if such Relevant Products are sold, regardless of whether relevant claims occur during or after the term of the TSA; and (iii) with respect to the products and parts supply as provided in Article 9.6, the Sellers undertake they shall provide one (1) year after-sale warranty service for the product quality, however, if there is any defect in such products or parts which result in the epidemic failure of the products supplied to the customer by the Purchaser, the Sellers shall bear all the product liabilities directly or indirectly occurred to the Purchaser therefrom.

9.4

The Sellers undertake that for a period of two (2) years after the Closing Date, they and their management will not: (A) engage in (directly or indirectly through joint ventures with third parties or holding shares or other interests in other companies or enterprises) any business activities that may directly compete with the Relevant Products and the Relevant Business; or (B) solicit the customers that have been transferred to the Purchaser under this Agreement for purposes of engaging in business activities that may directly compete with the Relevant Products and the Relevant Business.  This Article 9.4 does not apply to the Sellers’ business activities in CIS countries.

9.5

Each of the Sellers and the Purchaser undertakes that for a period of one (1) year after the Closing Date, none of them will solicit or hire any employees of the other Party (including, in respect of the Purchaser, the employees that have been transferred to the Purchaser under this Agreement).

9.6

The Sellers undertake that for a period of two (2) years after the Closing Date, they shall continue to provide the Purchaser with the products or parts in current form and design which have been sourced internally from NeoPhotoncis Semiconductor Godo Kaisha (JP) and other Affiliates of the Sellers for the normal operation of the Relevenat Business prior to the Closing on the pricing and other terms same as or substantially similar to those applicable to the Sellers prior to the Closing.

9.7

Each of the Sellers and the Purchaser undertakes that it will execute any further documents (including without limitation the standard form patent assignment agreement provided or recommended by SIPO, if any) and take any further actions necessary to complete the registration of  the assignment of the Purchased Patents contemplated by Article 2.2 with SIPO.

9.8

Each of the Purchaser and the Sellers undertake that it will execute any further documents (including without limitation the standard form patent license agreement provided or recommended by SIPO, if any) and take any further actions necessary to complete the registration of  the licenses of the Purchased Patents contemplated by Article 5.1 with SIPO.

9.9	The Parties acknowledge and agree on the Selected Customers Conditions as set out in Appendix XII.
9.10	The Purchaser undertakes that it will refrain from selling or conducting business related to the Relevant Products with anyone located in the Restricted Countries after the Closing Date.
Article 10	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
10.1	Representations, warranties and undertakings of the Sellers.

The Sellers hereby represent, warrant and undertake to the Purchaser that as at the date of this Agreement and the Closing Date:

(a)

Each of them is a wholly foreign owned enterprise legally established and validly existing under the laws of China and has all necessary rights, powers and capacities to enter into this Agreement and perform its obligations hereunder;

(b)	Each of them has obtained all necessary internal approvals and authorizations to enter into this Agreement and perform its obligations hereunder;
(c)	Each of them has taken all necessary acts to give its authorized representative sufficient authorization to sign and deliver this Agreement;
(d)

Their execution, delivery and performance of this Agreement will not be in breach of any of their constitutional documents or any other agreements to which any of them is a party or other obligations, or violate any existing laws and regulations of China that may be applicable to the transaction contemplated by this Agreement in any way;

(e)	This Agreement, once executed, will constitute legal, valid and binding obligations of the Sellers that are enforceable against them in accordance with its terms;
(f)

The Sellers have provided all the information, documents, files, data, and materials about the Relevant Products and the Relevant Business, including but not being limited to, the due diligence materials, email communication and additional materials provided during the entire due diligence process, and all these materials and information are true, complete, accurate and not misleading in all material aspects as of the date such materials and information were generated, unless otherwise noted;

(g)

To the Sellers’ reasonable knowledge, the Sellers have provided the Purchaser with a complete and accurate list of the Purchased PRC Assets, the Purchased Non-PRC Assets and the Assumed Liabilities that are necessarily required for the normal operation of the Relevant Business after the Closing, and there are no material assets or intellectual property rights that should be put within the scope of the Purchased PRC Assets, the Purchased Non-PRC Assets and the Assumed Liabilities but have not been contained in such scope;

(h)	As far as the Sellers are aware of, no Major Supplier or Selected Customer has indicated an intent not to do business with the Purchaser regarding the Relevant Business;
(i)	The Purchased Manufacturing Equipment are in normal working status and have been repaired and maintained appropriately;
(j)

The Sellers have the legal and complete ownership and control over the Dongguan-related specific assets as listed in the Purchased PRC Assets per Appendix II.  They have the right to enter into this Agreement and sell the Purchased PRC Assets or any part thereof.  There is no security, pledge or other third-party interests over the Purchased PRC Assets.  The Purchased PRC Assets are neither subject to any pre-emptive rights or similar restrictions that would adversely affect the ability of the Sellers to use, transfer or dispose the Purchased PRC Assets, nor to seizure by any administrative or judicial authorities;

(k)

The Sellers have the right to own and operate the Purchased PRC Assets and the Relevant Business as they are currently owned and operated by them under the laws of China.  They have obtained all approvals, consents, authorizations and licenses necessary for its establishment and operation of the Purchased PRC Assets and the Relevant Business, and all such approvals, consents, authorizations and licenses are valid and effective;

(l)	The Sellers are the legal holders of the lease contract in respect of the real estate property which is used by the Purchased PRC Assets and the Relevant Business;
(m)

As far as the Sellers know, the manufacturing, sale and otherwise trading of the Relevant Products have not infringed any valid patents, designs, copyrights, trademarks or similar intellectual property rights of others, except as modified by paragraph (m) below, and there have been no material claims in this regard substantially raised;

(n)

Except the lawsuits and related disclosures in NeoPhotonics Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 that has been provided to the Purchaser, the Sellers are not involved in any pending lawsuits, arbitrations or administrative proceedings to which they are a party or which target any part of the Purchased PRC Assets or the Relevant Business, and which, if ruled against the Sellers, would alone or together have a Material Adverse Effect on the Purchased PRC Assets or the Relevant Business;

(o)

The properties among the Purchased PRC Assets that are required by Chinese law to be or based on industry practice should be insured have been insured, and such insurance policies are effective as at the date of this Agreement and the Closing Date.  The Sellers undertake not to take any actions or omit any actions before the Closing Date that would or may render such insurance policies ineffective.  The Sellers have no current claims under its current insurance policies in respect of the Purchased PRC Assets;

(p)

The Sellers have not created any mortgage, guarantee, pledge or other third party interests over all or part of the Purchased PRC Assets, nor there exist any other agreements, arrangements or commitments that may cause the occurrence of any of the foregoing events;

(q)	The Sellers have paid all known taxes and government charges that are payable by them in respect of the Purchased PRC Assets and their operation of the Relevant Business in full;
(r)

As far as the Sellers are aware of, no one has exercised or purported to exercise any rights in respect of the Purchased PRC Assets or the Relevant Business or any part thereof that would adversely affect the Purchased PRC Assets or the Relevant Business, and there is no dispute that directly or indirectly relates to the Purchased PRC Assets or the Relevant Business;

(s)

To the Sellers’ reasonable knowledge, the Purchased IP are valid and enforceable as of the date of this Agreement or if expired, through the allowed term of the individual patent or intellectual property rights;

The Purchaser acknowledges and agrees that the Sellers make no representations or warranties (express or implied) as to: (i) the validity or enforceability of the Purchased Patents subsequent to the date of this Agreement;  (ii) the merchantability, fitness for a particular purpose or non-infringement of the Purchased Patents; and (iii) the non-infringement of any IP of Japanese origin.

The Purchaser further acknowledges and agrees that none of the following shall give rise to a cause of action against the Sellers under this Agreement, unless the Sellers have committed gross negligence, intentional concealing or fraud in executing this Agreement: (i) any finding or ruling subsequent to the date of this Agreement that any Purchased Patent is invalid or unenforceable, or (ii) any finding or ruling that any Purchased Patent is not merchantable, is not fit for a particular purpose, or infringes any third parties’ rights or interests.

(t)	The Sellers have paid all known government charges that are payable by them in respect of the Purchased Patents in full; and
(u)	As far as the Sellers are aware of, there is no dispute that directly or indirectly relates to the Purchased Patents.

The Sellers agree that if, during the period from the date of this Agreement to the Closing Date, they become aware that they have breached or will breach any representations, warranties or undertakings made by them under this clause, they shall immediately notify the Purchaser in writing.

21.1	Representations, warranties and undertakings of the Purchaser. The Purchaser hereby represents, warrants and undertakes to the Sellers that:
(a)

It is a limited liability company legally established and validly existing under the laws of China and has all necessary rights, powers and capacities to enter into this Agreement and perform its obligations hereunder;

(b)	It has obtained all necessary internal approvals and authorizations to enter into this Agreement and perform its obligations hereunder;
(c)	It has taken all necessary acts to give its authorized representative sufficient authorization to sign and deliver this Agreement;
(d)

The execution, delivery and performance by the Purchaser of this Agreement will not be in breach of any of its constitutional documents or any other agreements to which it is a party or other obligations, or violate any existing laws and regulations of China that may be applicable to the transaction contemplated by this Agreement in any way; and

(e)	This Agreement, once executed, will constitute legal, valid and binding obligations of the Purchaser that are enforceable against the Purchaser in accordance with its terms.

The Purchaser agrees that if, during the period from the date of this Agreement to the Closing Date, it becomes aware that it has breached or will breach any representations, warranties or undertakings made by it under this clause, it shall immediately notify the Sellers in writing.

Article 11	LIABILITY FOR BREACH OF AGREEMENT
11.1

Any party who fails to perform its material obligations under this Agreement or whose representations, warranties or undertakings hereunder are not true or are inaccurate in any major aspect shall be deemed as a defaulting Party and compensate the non-defaulting Parties for any direct economic losses suffered by the latter due to such default in accordance with law .

11.2

Notwithstanding any other provisions of this Agreement, the Parties agree that in no event shall the total amount of legal liabilities of the Sellers under this Agreement exceed the amount they have actually received from the Purchaser under this Agreement.

11.3

A Party’s non-performance, partial performance or delay in performance of its obligations under this Agreement due to the occurrence of a Force Majeure event shall not be deemed as a default; however, such Party shall notify the other Parties in writing within ten (10) calendar days of the occurrence of such Force Majeure event.  The Parties shall negotiate and determine whether to terminate this Agreement, partially waive the duty to perform this Agreement or delay the performance of this Agreement based on the impact of the Force Majeure event on the performance of this Agreement.  If the Force Majeure event occurs after a Party has delayed its performance of this Agreement, then such Party in delay cannot be exempted from its liabilities under this Agreement based on such Force Majeure event.

Article 12	TERMINATION
12.1	This Agreement may be terminated in any of the following circumstances:
(a)	By mutual agreement between the Parties at any time before Closing;
(b)

If the Closing conditions set forth in Article 8.2 have not been satisfied as at February 15, 2017 and the Sellers have not waived such Closing conditions, then the Sellers may notify the Purchaser in writing to terminate this Agreement;

(c)

If the Closing conditions set forth in Article 8.3 have not been satisfied as at February 15, 2017 and the Purchaser has not waived such Closing conditions, then the Purchaser may notify the Sellers in writing to terminate this Agreement;

(d)

If the Sellers have breached or failed to comply with the representations, warranties or undertakings made by them in Articles 10.1 of this Agreement or the Sellers have breached Article 7, and as a result of this, the Closing conditions set forth in Article 8.3 cannot be satisfied, and such breach or failure to comply shall not have been cured within a period of fifteen (15) Business Days after the Purchaser has given written notice to the Sellers of such breach or failure to comply, then the Purchaser may notify the Sellers in writing to terminate this Agreement;

(e)

If the Purchaser has breached or failed to comply with the representations, warranties or undertakings made by it in Article 10.2, and as a result of this, the Closing conditions set forth in Article 8.2 of this Agreement cannot be satisfied, and such breach or failure to comply shall not have been cured within a period of fifteen (15) Business Days after the Sellers have given written notice to the Purchaser of such breach or failure to comply, then the Sellers may notify the Purchaser in writing to terminate this Agreement; or

(f)

After the execution of this Agreement, if a Party has satisfied all its Closing conditions as provided in Articles 8.2 or 8.3 (as applicable) and requests to do the Closing in accordance with Article 8.1 (the “Requesting Party”), but the other Party declines to do the Closing (the “Declining Party”)  provided that (x) the Requesting Party has not breached any of its obligations as set forth in Article 7, and/or warranties in the Article 10; and (y) the Declining Party refuses to fulfill the Closing conditions as provided  in Articles 8.2 or 8.3 (as applicable) in absence of reasonable cause as recognized in Article 11.3 and/or Material Adverse Effect, and/or Material Deviation, then the Requesting Party shall have the right to terminate this Agreement by giving written notice to the Declining Party.  The date on which such written notice is delivered to the Declining Party shall be the termination date of this Agreement (the “Termination Date”).  In the event that this Agreement is so terminated, the Declining Party shall pay an amount of US$1,000,000 in RMB equivalent (“Break Fee”) within ten (10) Business Days after such termination to the Requesting Party as a compensation for its breach of the Closing provisions of this Agreement.  The payment provided in this Article 12.1(f) shall be due regardless of whether the Declining Party has satisfied its Closing conditions as provided in Articles 8.2 or 8.3 (as applicable), however, any Closing condition not satisfied by the Declining Party may be waived by the Requesting Party.  The Termination Date can be extended at the option of the Requesting Party.  To secure the payment of the Break Fee, the Sellers and the Purchaser agree to put the Break Fee into an escrow account respectively within fifteen (15) calendar days after the signing of this Agreement, where the Break Fee will automatically be released to the counter party when the conditions for payment of Break Fee are satisfied, nevertheless so in the case of escrow account for the Purchaser, the money in such account shall be released on the Closing Date to the account designated by the Sellers and which shall be used to deduct the Purchase Price payable by the Purchaser on the Closing Date.

6.1

Termination of this Agreement pursuant to Article 12.1 shall terminate all rights, obligations and liabilities of the Parties under this Agreement; provided, however, that if this Agreement is terminated pursuant to Article 12.1(b) to (e), the Party who caused the termination of this Agreement due to its fraud, gross negligence or willful misconduct (including but not limited to the material deviation of the materials and information disclosed during the Phase Two

Due Diligence from that during the Phase One Due Diligence for the same reasons (“Material Deviation”)) shall compensate the other Parties for their direct losses (i.e., any reasonable costs and expenses for conducting due diligence in respect of and engaging counsels for the proposed acquisition of the Purchased PRC Assets and the Purchased Non-PRC Assets) suffered due to the termination of this Agreement.

Article 13	PAYMENT OF FEES
13.1

The Sellers and the Purchaser shall be respectively responsible for their own tax obligations related to the asset purchase transaction contemplated by this Agreement in accordance with relevant laws and regulations of China; provided that the value-added tax payable in respect of the Purchase Price is an obligation of the Purchaser, which shall be paid by the Purchaser in accordance with Article 6.1.

13.2

The Seller and the Purchaser shall respectively undertake the attorney, accounting, financial and other advisory fees incurred by them in connection with the execution of this Agreement and the transaction contemplated thereby.

Article 14	CONFIDENTIALITY
14.1	The Parties acknowledge and agree that the performance of their obligations under this Agreement will involve disclosure of Confidential Information.
14.2

The Parties shall only use the Confidential Information for purposes of completing the transaction contemplated by this Agreement, and shall not disclose any Confidential Information to a third party without the prior written consent of the disclosing Party.

14.3

Except where Confidential Information is required to be disclosed by laws and regulations (including rules governing registration of the assignment or license of the Purchased Patents with SIPO) or rules of securities exchange applicable to any Party or its Affiliates, or the disclosure of Confidential Information is to the lawyers, accountants, financial advisors or other professionals engaged by a Party for purposes of completing the transaction contemplated by this Agreement, the receiving Party of the Confidential Information may only disclose the Confidential Information to their directors, officers and employees who need to access such Confidential Information for purposes of fulfilling their duties, and shall procure such persons be subject to the confidentiality obligations provided in this Article 14.

14.4	This Article 14 shall survive any termination of this Agreement.
Article 15	GOVERNING LAW AND DISPUTE RESOLUTION
15.1	This Agreement shall be governed by and interpreted in accordance with the laws of China.
15.2

The Parties shall make efforts to resolve any dispute arising out of or in connection with this Agreement through friendly consultation. The consultation shall begin from the date when one Party sends written request to the other Parties for consultation.  If the dispute cannot be resolved within ninety (90) calendar days after the date of such written request, any Party can submit the dispute to South China International Economic and Trade Arbitration Commission (also called “Shenzhen Court of International Arbitration”) for arbitration in accordance with the then existing arbitration rules of such commission.  The arbitral award shall be final and have binding effect on the Parties.

Article 16	OTHER PROVISIONS
16.1	This Agreement shall become effective after being signed by the authorized representatives of the Parties and affixed with their official chops.
16.2	Any amendments to this Agreement must be approved by the Parties and made in writing.
16.3

Unless otherwise provided in this Agreement, without the written consent of the other Parties, a Party may not assign its rights and obligations under this Agreement to third parties. This Agreement has binding effect on the successors and approved assignees of the Parties.

16.4

Notices given by a Party to the other Parties under this Agreement shall be in writing and be personally delivered, faxed or posted to the address of such other Party listed below (or any other address notified by such other Party in accordance with this Article 16.4 before such notice is given):

If to Neo Dongguan:

Address: Section B of B9, Conrad High-Tech Park, South Section of Chang Nan Road, Shangsha Village, Zhen’an, Chang’An Town, Dongguan City, Guangdong Province 523850, China

Fax: + 86 (769) 8939 3079

Attention: Chi Yue Cheung

If to Neo Shenzhen:

Address: NeoPhotonics Building, 8 Keji South 12th Road, South Hi-Tech Industry Park, Shenzhen 518057, China

Fax: + 86 (755) 2674 8187

Attention: Chi Yue Cheung

If to the Purchaser:

Address: Room 1503, Unit 2, COFCO Business Garden, Second Liuxian Road, Bao’an District, Shenzhen, China

Fax: + 86 (755) 2910 6456

Attention: Irving Wang

A notice delivered personally will be deemed delivered when it has been delivered to the statutory address of the other Party; a notice sent by facsimile or telex will be deemed delivered when the sender receives a delivery report; and if sent by post, two (2) Business Days after the date of posting.

16.5	In the event that any provision of this Agreement is determined to be invalid in accordance with relevant laws of China, the remaining provisions hereof shall remain effective and enforceable.
16.6

The failure of any Party to exercise or its delay in exercising its rights, powers or privileges under this Agreement shall not be deemed a waiver of such rights, powers or privileges, and partial exercise of such rights, powers and privileges shall not prevent the further exercise of such rights, powers and privileges.

16.7

The rights, powers and remedies available to the Parties hereunder are cumulative and not exclusive of any other rights, powers or remedies and are in addition to the other rights, powers and remedies provided or available under any existing or future laws and regulations, contractual or other provisions.

16.8

This Agreement and appendices hereof constitute the entire agreement between the Parties on the subject matter hereof and supersedes all the prior oral and written intents, communications, representations, warranties, covenants, undertakings and arrangements between the Parties (for the avoidance of doubt, including but not limited to those made between the Parties during the process of the Purchaser’s due diligence against the Sellers, the Purchased PRC Assets, the Purchased Non-PRC Assets, the Assumed Liabilities and the Relevant Business) on the same subject.

16.9

This Agreement is executed in Chinese.  The Parties acknowledge that this Agreement was negotiated and first written in English, and then translated into Chinese.  This English version is signed by the Parties for reference for the purpose of interpretation, provided that in the case of any inconsistency between the two language versions, the Chinese version shall prevail.

This Agreement is executed in three copies with each Party holding one copy.  All copies shall have same legal force and effect.

[Signature page follows]

Signature page

In witness thereof, the Parties have signed this Agreement on the date written above.

NeoPhotonics Dongguan Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Cheung Chi Yu
Cheung Chi Yu

NeoPhotonics (China) Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Cheung Chi Yu
Cheung Chi Yu

Purchaser: APAT Optoelectronics Components Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Rengxian Gu
Rengxian Gu